Exhibit 10.20
901 Front Street, Suite 200
Louisville, CO 80027
August 8, 2008
Glenn Russo
Dear Glenn:
Zayo Group (the “Company”) is pleased to offer you the position of President Zayo Managed Services reporting to Dan Caruso. The starting salary offered for this position is $255,000 per year, payable semi-monthly on the 15th and the last day of each month. You also are eligible to participate in the Company’s discretionary bonus program with a target annual bonus of 40% of your annualized salary beginning on your employment date, with the partial quarter awarded on a pro rata basis. Your salary and target bonus, as well as additional compensation and benefit components, are more fully described below.
Subject to approval by the Board of Managers of the Company, your compensation and benefits will include the following components:
•	Base Salary. As compensation for your performance of the duties of President of Zayo Managed Services, the Company shall pay you a base salary of two-hundred fifty five thousand dollars ($255,000) per year (“Base Salary”), subject to applicable federal, state, and local withholding. Such Base Salary shall be paid to you in the same manner and on the same payroll schedule in which all Company employees receive payment. Any increases in your Base Salary for years beyond the first year of employment shall be in the sole discretion of the Company management, and nothing herein shall be deemed to require any such increase. Your salary will be prorated based on your actual start date.

•	Incentive Compensation. You shall have an annual Bonus Target of forty percent (40%) of your annual Base Salary. Such bonus compensation will be measured, determined, and paid out on a quarterly basis—with ten percent (10%) of your annual Base Salary being your quarterly Bonus Target. Determination of quarterly bonus achievement ranging from 0% to 200% will be based on Zayo Managed Services’ financial performance measured against predefined targets and shall be in the sole discretion of the Board of Managers of Zayo Group. The bonus program structure and any resulting payment(s) by the Company associated with same shall be subject to change and shall be in the sole discretion of the Board of Managers of Zayo Group. Bonus payments are earned on the day the Company distributes the payments; accordingly, you must be employed on the day the Company distributes the bonus payments to be eligible to receive the payment. Notwithstanding the above, you will receive a quarterly bonus of not less than 150% of your quarterly Bonus Target for the first six (6) quarters of your employment with the Company; subject to you being actively employed with the Company during said period of time.

•	Employee Benefits. You shall be eligible to participate in all employee benefit plans, policies, programs, or perquisites in which other Company executives or officers participate. The terms and conditions of your participation in the Company’s employee benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program. To this end, effective on the first day of the month following your start date, you are eligible for coverage under the Company’s Group Medical, Dental, and Life Insurance plans. The Company also offers participation in a 401(k) plan that is administered through ADP. Within seven days of the first day of employment, Zayo Managed Services and ADP will provide additional information about the Company’s objectives and policies, benefit programs, and general employment conditions.

•	Equity Participation. You shall be issued 1,500,000 Common Units in Communications Infrastructure Investments, LLC (CII LLC) subject to you executing and complying with CII LLC’s standard Employee Equity Agreement and associated documents (which include a non-disclosure agreement and other ancillary agreements). All issuances of Common Units/management equity are subject to CII LLC Board approvals. The Common Units will be subject to a four (4) year vesting schedule (i.e. ¼ vesting at the end of year one and then 1/48th vesting each month thereafter till the end of the 4th year). Notwithstanding the above vesting terms, if your employment with the Company is involuntarily terminated not for Cause (as defined in your Employee Equity Agreement) within the first twelve (12) months of your employment with the Company, then the number of Common Units that would have become Vested Units had you remained employed during such twelve (12) month period shall immediately vest and become Vested Units upon such involuntary termination not for Cause.

•	Class A Preferred Units. You shall be granted 100,000 shares of Class A Preferred Units (“Preferred Units”) in CII LLC subject to you executing a Class A Preferred Units Equity Agreement. Such Preferred Units will be in VP Holdings, LLC an equity holdco and an investing Member managed by Dan Caruso. The Preferred Units shall be subject to a one and a half year (1.5 year) vesting requirement. The Preferred Units will be subject to accelerated vesting upon consummation of a Sale of the Company consistent with the accelerated vesting terms contained in Section 5(a) of your Employee Equity Agreement referenced in the Equity Participation bullet immediately above. If you terminate your employment with the Company voluntarily between 18 months and 36 months, then the Company will have the right to buy back the Preferred Units at face value (as defined in the Preferred Units Equity Agreement). In addition, any and all valuation and tax analysis associated with the Preferred Units will be your responsibility. Furthermore, at all times any and all tax liability associated with this grant of Preferred Units will be your responsibility. The issuance of such Preferred Units shall be subject to CII LLC Board and Member approvals.

•	Severance Protection. The Company may, at any time and without notice, terminate you for “Cause.” Termination by the Company for Cause shall be limited to termination based on gross conduct related to fraud, misappropriation, embezzlement or acts of similar dishonesty. If during the first one and a half (1.5) years your employment is terminated for any reason other than for Cause, then you would have the choice of receiving (a) the Preferred Units referenced above and same would automatically fully vest, or (b) you can forfeit and return your Preferred Units back to the Company and the Company would pay you (i) the face value of the forfeited/returned Preferred Units, plus (ii) a cash payout of $120,000 if termination not for Cause occurs within the first six (6) months of employment, or $90,000 if termination not for Cause occurs within months seven (7) and twelve (12) of employment, or $60,000 if termination not for Cause occurs within months thirteen (13) and eighteen (18). All other Company obligations, including but not limited to Incentive Compensation, to you will be automatically terminated and completely extinguished. Employee will not be entitled to receive any other type of severance payment; however, nothing contained in this Severance Protection section shall impact any Vested Common Units.
Your start date for work with Zayo Managed Services will be September 1, 2008 at 901 Front Street, Louisville, CO 80027.
This offer and continued employment at Zayo Managed Services are contingent upon the following:
1. Your ability to document that you are lawfully authorized to work in the United States by producing the appropriate documents.
For example, a valid U.S. passport or Alien Registration Receipt Card are acceptable documents to establish both identity and employment eligibility. Additionally, a current driver’s license or voter’s registration card in addition to a social security card or a certified birth certificate copy will establish identity and eligibility to work. The types of acceptable documentation are listed on Form I-9 of the Immigration and Naturalization Service. Please contact me if you have any questions about which documents are acceptable to verify your identity and eligibility to work in the United States.
2. Your agreement to and signature acknowledging the Company’s Employee Confidentiality and Intellectual Property Agreement and Human Resources Policies.
3. Your completion of a background check acceptable to the Company.
4. Acknowledge and represent, through your signature below, that:
•	any agreement you may have with any current or former employer or otherwise will not prohibit you from performing all aspects of the above-referenced job;

•	you have not taken any information that is marked as or which you have reason to believe is confidential, proprietary, and/or trade secrets from any prior employment; and

•	you will not use or disclose any confidential, proprietary, or trade secrets information that you might have knowledge of from any prior employment.
Neither this offer nor any statements made in any of our discussions may be considered a contract or a guarantee of employment for any specific period of time. Your employment with Zayo Managed Services is “at-will” which means that both you and the Company have the right to terminate your employment at any time with or without cause.
We are pleased to have you join our organization as a member of what we feel is a Company that offers each employee an opportunity for personal and professional development. If you have any questions, please do not hesitate to contact me at (303) 381-3235. I look forward to working with you in the future and hope you will find your employment a rewarding experience.
Sincerely,
Dan Caruso
CEO Zayo Group
Please indicate your acceptance by your signature and return this offer letter to me by ____________________________________. Thank you.

/s/ Glenn Russo	8/18/08

Signature	Date